Exhibit 95.1

MINE SAFETY DISCLOSURE

Strong Safety Performance

One of our most important values is ensuring the safety of our employees and contractors by operating in a safe and responsible manner and protecting the environment in which we live and work.  We have extensive safety systems that have been developed over many years.  We continue to focus on refining these systems and the safety leadership skills of our frontline supervisors.  We spend considerable time working in collaboration with our contractors to improve their safety performance while on our sites.  We use external audits to maintain certifications of our Health, Safety and Environment Management System.  A subset of this system is our certification under ISO-14001 and OHSAS-18001 programs, which cover Environment Management Systems and Occupational Health and Safety.  Our mines are also regularly inspected by the Mine Safety and Health Administration (“MSHA”) and state mine inspectors as part of their normal programs.

For the quarter ended September 30, 2017, the all injury frequency rate (“AIFR”) for our three owned and operated mines was 0.12 (calculated internally based on MSHA methodology).  The AIFR is the number of reportable injuries suffered by mine site employees per 200,000 hours worked.

Federal Mine Safety and Health Act Information

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires issuers to include in periodic reports filed with the Securities and Exchange Commission (“SEC”) certain information relating to citations or orders for violations of standards under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).  The following disclosures respond to that legislation and are presented in accordance with the SEC’s final rules promulgated under Section 1503 of the Dodd-Frank Act.

Whenever MSHA believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the operator must abate the alleged violation.  In these situations, MSHA typically proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay.  In evaluating the below information regarding mine safety and health, investors should take into account factors such as: (a) the number of citations and orders will vary depending on the size of a coal mine, (b) the number of citations issued will vary from inspector to inspector and mine to mine, and (c) citations and orders can be contested and appealed, and during that process are often reduced in severity and amount, and are sometimes dismissed.

The following table sets out safety-related information required by the Dodd-Frank Act for our three operated mines for the quarter ended September 30, 2017 (amounts in whole dollars).  The mine data retrieval system maintained by MSHA may show information that is different than what is provided herein.  Any such differences may be attributed to the need to update that information on MSHA’s system and/or other factors.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)(1)	Section 104(b) Orders (#)(2)	Section 104(d) Citations and Orders (#)(3)	Section 110(b)(2) Violations (#)(4)	Section 107(a) Orders (#)(5)	Total Dollar Value of MSHA Assessments Proposed ($)(6)	Total Number of Mining Related Fatalities (#)(7)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section	Legal Actions Pending as of Last Day of Period (#)(9)	Legal Actions Initiated During Period (#)(9)	Legal Actions Resolved During Period (#)(9)
Antelope Mine 48-01337	0	0	0	0	0	$0	0	No	No	0	0	0
Cordero Rojo Mine 48-00992	1	0	0	0	0	$0	0	No	No	0	0	0
Spring Creek Mine 24-01457	0	0	0	0	0	$518	0	No	No	0	0	0

(1)                     Mine Act Section 104(a) citations are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal mine safety or health hazard.

(2)                     Mine Act Section 104(b) orders are for alleged failures to totally abate a citation within the period of time specified in the citation.

(3)                     Mine Act Section 104(d) citations and orders are for an alleged unwarrantable failure to comply with mandatory health or safety standards.

(4)                     Total number of flagrant violations issued under Section 110(b)(2) of the Mine Act.

(5)                     Mine Act Section 107(a) orders are for alleged conditions or practices that could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6)                     Total dollar value of MSHA assessments proposed during the quarter ended September 30, 2017.

Totals include both S&S and non-S&S citation assessments.

(7)                     Total number of mining-related fatalities during the quarter ended September 30, 2017.

(8)                     Mine Act Section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of a coal mine health or safety hazard, or the potential to have such a pattern.

(9)                     Any pending legal action before the Federal Mine Safety and Health Review Commission (the “Commission”) involving a coal mine owned and operated by us.  The number of legal actions pending as of September 30, 2017 that fall into each of the following categories is as follows:

(a)  Contests of citations and orders:  0

(b)  Contests of proposed penalties:  0

(c)  Complaints for compensation under Section 111 of the Mine Act:  0

(d)  Complaints of discharge, discrimination or interference under Section 105 of the Mine Act:  0

(e)  Applications for temporary relief under Section 105(b)(2) of the Mine Act:  0

(f)  Appeals of judges’ decisions or orders to the Commission:  0